Exhibit 99.1

Oclaro Prices Public Offering of Common Stock

SAN JOSE, Calif., Sep. 21, 2016 /PRNewswire/ — Oclaro, Inc. (Nasdaq: OCLR) announced today the pricing of its public offering (the “Offering”) of 15,000,000 shares of its common stock at a price to the public of $8.35 per share. In addition, Oclaro has granted the underwriters a 30-day option to purchase up to 2,250,000 additional shares of its common stock. Oclaro expects to close the offering on September 27, 2016, subject to customary closing conditions.

Oclaro intends to use the net proceeds from the offering for general corporate purposes, including working capital, capital expenditures, other corporate expenses and acquisitions of complementary products, technologies or businesses. Oclaro does not have agreements or commitments for any specific acquisition at this time.

Jefferies LLC is serving as the sole book-running manager for the Offering and Needham & Company, Stifel and Craig-Hallum Capital Group LLC are acting as co-managers. The Offering is being made pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”).  A preliminary prospectus supplement and accompanying prospectus related to the Offering have been filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus related to the Offering, when available, may be obtained at the SEC’s website at www.sec.gov or from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY, 10022, by email at Prospectus_Department@Jefferies.com or by phone at 877-821-7388.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Oclaro

Oclaro, Inc. is a leader in optical components, modules and subsystems for the core optical, enterprise and data center markets. Leveraging more than three decades of laser technology innovation, photonics integration, and subsystem design, Oclaro’s solutions are at the heart of the fast optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, voice over IP and other bandwidth-intensive and high-speed applications.

All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the US and other countries. All other trademarks are the property of their respective owners. Information in this release is subject to change without notice.

Safe Harbor Statement

This press release contains forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” “preliminary” and other words and terms of similar meaning in connection with any discussion of plans, objectives, goals, strategies and future operating or financial performance.  Undue reliance should not be placed on such forward-looking statements, which speak only as of the date they are made. Oclaro undertakes no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to, whether or not Oclaro will consummate the offering and the anticipated use of the proceeds of the offering.

Investor Contacts

Pete Mangan

Chief Financial Officer

(408) 383-1400

ir@oclaro.com

Jim Fanucchi

Darrow Associates, Inc.

(408) 404-5400

ir@oclaro.com